Exhibit 23.3

CONSENT OF INDEPENDENT ENGINEERS

We refer to our report dated February 15, 2018 and effective December 31, 2017, evaluating the petroleum and natural gas reserves attributable to Crescent Point Energy Corp. (the “Company”) and its affiliates, which is entitled “Reserves Assessment and Evaluation of Canadian and American Oil and Gas Properties (the “Report”).

We hereby consent to the references to our name in the Company’s registration statement on Form S-8 to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together, the “Registration Statement”).

We also confirm that we have read the Registration Statement and that we have no reason to believe that there are any misrepresentations in the information contained therein that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

/s/ Bryan M. Joa
Bryan M. Joa, P. Eng.
Vice President

Dated: July 17, 2018

Calgary, Alberta

CANADA

4100, 400 - 3rd Ave SW Calgary, AB, Canada T2P 4H2 | tel 403-266-9500 | gljpc.com